Exhibit 10.1

Executive Incentive Plan

EFFECTIVE DATE:

This Executive Incentive Plan (EIP) begins on the first day of applicable fiscal year. Participants in this Plan are Managers, Directors, Vice Presidents and above, or any other senior individuals designated by the CEO and CFO with respect to the applicable period.

OBJECTIVES:

•	To promote teamwork within the management group of Avici and to develop a strong sense of management identity with corporate and division/function results.

•	To reward the achievement of well defined financial and/or non-financial company and/or individual goals as established or approved by the Compensation Committee of the Avici Board of Directors.

•	To promote communication of individual achievement against goals.

•	To reward management with total direct compensation commensurate with comparable companies whenever Avici achieves or exceeds established goals.

ELIGIBILITY:

Participants in this Plan are Managers, Directors, Vice Presidents and above, or any other senior individuals designated by the CEO and CFO with respect to the applicable period. Those chosen hold jobs which directly impact the success of the corporation through the management of other employees or through ongoing responsibility for managing programs or projects and who are not participating in any other Avici cash incentive plans. Participants in Sales or Systems Engineering Incentive Plans, if applicable, or any other special incentive plans are not eligible. Participation in the Plan in any given year does not guarantee participation in future years.

PARTICIPATION and PLAN DESIGN:

Each participant is assigned a payout percentage as defined below. The Plan is targeted at a percent of base pay as of the end of the applicable award period within the fiscal year and is based on position level. Participants who join the Plan during the applicable award period may receive pro-rated awards based on the eligibility date. The targeted percentages are as follows:

Position	Payout at Target
CEO, CFO & SVP	35%
VP levels	20%
Directors	15%
Sr. Managers	10%
Managers/Consulting Eng.	7%

•	The award pool will be funded on attainment of the targets established or approved by the Company’s Compensation Committee.

•	Target and payment periods (e.g., quarterly, semi-annual, annual) will be established or approved by the Company’s Compensation Committee.

•	Incentives will be paid on a periodic basis, if targets are attained, following the applicable period.

DETERMINATION OF AWARDS:

Achievement of the approved targets will be used to fund the award pool and the determination of the Compensation Committee regarding the attainment of any target or any matter associated with this Plan shall be final.

PAYMENT OF AWARDS:

For an award to be earned by an employee he/she must be employed by the Company on the closing date of the applicable award period unless otherwise determined by the Compensation Committee.

Any employee joining the EIP during an interim period will be pro-rated based on time in program.

NOT AN EMPLOYMENT CONTRACT:

Nothing contained in this document or the EIP creates any right for participants to continued employment or shall otherwise affect the participant’s status as an employee at will.

OPERATION AND INTERPRETATION OF THE PLAN:

The CEO and CFO of Avici or the Compensation Committee can modify, cancel or suspend operation of the Plan without prior notice at any time. The Compensation Committee has the responsibility for the general administration of the Plan and shall be the final authority regarding judgments, structuring and implementation of the Executive Incentive Program.